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                                  EXHIBIT 7(b)

     VOTING AGREEMENT dated as of May 8, 1998 between P.A.R. Investment Partners, L.P. (the "Shareholder") and Maxicare Health Plans, Inc. (the "Company").

     WHEREAS, the board of directors of the Company (the "Board") has increased the number of directors which constitutes the Board to nine and has filled the one existing vacancy and two newly created directorships on the Board with Ellwood Cleaver and Paul R. Dupee, Jr. (the "Soliciting Shareholder"), who have been named Class II directors with terms expiring in 1998 and Robert M. Davies who has been named a Class I director with a term expiring in 2000, and the Board has added the Soliciting Shareholder to the Board's executive committee which has been increased from three to four members;

     WHEREAS, the Board intends that Mr. Cleaver and the Soliciting Shareholder and Ms. Florence F. Courtright shall be the slate of nominees recommended by the Board for election as the directors (the "Board Slate") at the Company's 1998 annual meeting of shareholders ("1998 Annual Meeting"); and

     WHEREAS, the Board has approved the amendments to the Bylaws, Certificate and the rights agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 24, 1998 (the "Rights Agreement") attached as Exhibit A (the "Amendments"), subject to approval of the Amendments by a majority of the outstanding shares of common stock, par value $.01 per share (the "Shares") at the 1998 Annual Meeting; and

     WHEREAS, in connection with the termination of a solicitation of written consents from the Company's shareholders by the Soliciting Shareholder (the "Consent Solicitation"), the Company has agreed to reimburse the Soliciting Shareholder's fees and expenses (not to exceed $450,000) related to the Consent Solicitation and the negotiation of related agreements (the "Expense Reimbursement") promptly after the satisfaction of the conditions to such reimbursement subject to reasonable documentation of such fees and expenses and approval of such reimbursement by (a) holders of at least 50% of the outstanding Shares (with such approval deemed to have been given by all Shares covered by agreements with the Company to vote in favor of the Expense Reimbursement at the 1998 Annual Meeting, or (b) the affirmative vote of the majority of the Shares present in person or by proxy at the 1998 Annual Meeting and entitled to vote on such matter; and

     WHEREAS, the parties desire to agree on certain actions to be taken at the 1998 Annual Meeting,

     NOW, THEREFORE, in consideration of the agreements contained herein, the parties agree as follows:

     1. PROPOSALS BY THE COMPANY. The Company will propose the election of the Board Slate, the adoption of the Amendments and the approval of the Expense Reimbursement


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at the 1998 Annual Meeting.

     2. VOTING AGREEMENT OF SHAREHOLDER. The Shareholder agrees that all shares of Common Stock of the Company ("Share") as to which the Shareholder or any of its affiliates has the power to direct the vote on the record date for the 1998 Annual Meeting, shall be voted at such meeting in favor of the Board Slate, the Amendments and the Expense Reimbursement, and the Shareholder shall not execute a written consent of shareholders in lieu of a meeting or vote to call a special meeting prior to the 1998 Annual Meeting which will be held by July 31, 1998. Such record date shall be June 8, 1998 or the earliest possible date thereafter and, in no event, later than June 12, 1998. If any Shares as to which the Shareholder has the power to direct the vote are transferred prior to such record date, the Shareholder shall obtain an agreement from the transferee assuming the Shareholder's obligations under this sentence and the immediately preceding sentence; provided, however, that the Shareholder shall not be required to obtain such an agreement from the transferee of Shares which the Shareholder sells as a result of instructions from clients or customers requiring the Shareholder to sell such Shares, or to liquidate such clients' accounts in whole or in part or changing the investment objectives of such accounts.

     3.   MISCELLANEOUS.

          (a) This agreement shall not be altered, amended, changed, waived, terminated or otherwise modified except by a writing signed by the party to be charged.

          (b) This agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed there, and any legal action or proceeding with respect to this agreement may be brought in the courts of the State of Delaware or the United States District Court of the District of Delaware, and each party accepts the exclusive jurisdiction of such courts.

          (c) This agreement may be executed in several counterparts, each of which will be deemed an original.

          (d) Each of the parties acknowledges and agrees that irreparable damages would occur if any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms of this agreement in any court having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

          (e) The parties acknowledge and agree that this Agreement is not an agreement, arrangement or understanding of the type referred to in Section 1(d)(iii) of the Company's Shareholders Rights Plan, and the Shareholder and other shareholders entering into agreements containing the covenants contained in Section 2 shall not be deemed an Acquiring Person as that term is used in the Shareholders Rights Plan by virtue of anything contained in this Agreement or those agreements or any acts or transactions contemplated thereby.

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          (f)  This Agreement shall inure to the benefit of, and be enforceable by, the Soliciting Shareholder, as if he were a party hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                               MAXICARE HEALTH PLANS, INC.


                               By:
                                   ---------------------------------------------


                               P.A.R. INVESTMENT PARTNERS LP

                               By: PAR Group LP, General Partner

                               By: PAR Capital Management, Inc., General Partner

                               By: Arthur G. Epker, III
                                   ---------------------------------------------
                                   Arthur G. Epker, III, Vice President